General Cable Corporation and Subsidiaries Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net sales	$1,297.8	$925.3	$4,614.8	$3,665.1
Cost of sales	1,131.5	803.4	3,952.1	3,194.1
Gross profit	166.3	121.9	662.7	471.0

Selling, general and
administrative expenses	86.6	64.4	296.6	235.1
Operating income	79.7	57.5	366.1	235.9
Other expense	(0.5)	(0.8)	(3.4)	(0.1)
Interest income (expense):
Interest expense	(18.7)	(9.3)	(48.4)	(40.0)
Interest income	6.8	2.5	18.8	4.4
Loss on extinguishment of debt	(0.2)	0.0	(25.3)	0.0
	(12.1)	(6.8)	(54.9)	(35.6)

Income before income taxes	67.1	49.9	307.8	200.2
Income tax provision	(20.6)	(14.5)	(99.4)	(64.9)
Minority interests in consolidated subsidiaries	(0.2)	0.0	(0.2)	0.0
Equity in net earnings of affiliated companies	0.4	0.0	0.4	0.0
Net income	46.7	35.4	208.6	135.3
Less: preferred stock dividends	(0.1)	(0.1)	(0.3)	(0.3)
Net income applicable to common shareholders	$46.6	$35.3	$208.3	$135.0
Earnings per share
Earnings per common share - basic	$0.91	$0.70	$4.07	$2.70
Weighted average common shares - basic	51.3	50.7	51.2	50.0
Earnings per common share-
assuming dilution	$0.84	$0.67	$3.82	$2.60
Weighted average common shares-
assuming dilution	55.6	52.7	54.6	52.0

General Cable Corporation and Subsidiaries Consolidated Statements of Operations Segment Information (in millions) (unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenues (as reported)
North America	$500.0	$479.2	$2,243.7	$2,058.6
Europe and North Africa	513.1	402.1	1,939.7	1,446.8
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	284.7	44.0	431.4	159.7
Total	$1,297.8	$925.3	$4,614.8	$3,665.1

Revenues (metal adjusted)
North America	$500.0	$477.1	$2,243.7	$2,100.4
Europe and North Africa	513.1	399.6	1,939.7	1,475.5
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	284.7	44.0	431.4	164.5
Total	$1,297.8	$920.7	$4,614.8	$3,740.4

Metal Pounds Sold
North America	83.1	90.1	404.8	428.2
Europe and North Africa	81.2	77.3	336.8	307.9
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	75.5	5.9	96.3	28.2
Total	239.8	173.3	837.9	764.3

Operating Profit
North America	$31.5	$30.4	$186.0	$128.9
Europe and North Africa	44.0	24.5	162.4	101.9
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	10.8	2.6	24.3	5.1
Subtotal	86.3	57.5	372.7	235.9
Corporate	(6.6)	0.0	(6.6)	0.0
Total	$79.7	$57.5	$366.1	$235.9

Return on Metal Adjusted Sales
North America	6.3%	6.4%	8.3%	6.1%
Europe and North Africa	8.6%	6.1%	8.4%	6.9%
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	3.8%	5.9%	5.6%	3.1%
Total Company	6.1%	6.2%	7.9%	6.3%

Capital Expenditures
North America	$19.2	$9.7	$41.9	$23.5
Europe and North Africa	51.1	13.7	97.7	44.6
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	9.4	1.2	14.0	3.0
Total	$79.7	$24.6	$153.6	$71.1

Depreciation & Amortization
North America	$8.6	$8.1	$34.3	$34.0
Europe and North Africa	6.9	3.9	22.0	14.5
Latin America, Sub-Saharan Africa, Middle East and Asia Pacific	5.1	0.6	7.2	2.4
Total	$20.6	$12.6	$63.5	$50.9